TransAlta Corporation

Condensed Consolidated Statements of Earnings (Loss)

(in millions of Canadian dollars except per share amounts)

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Unaudited				(Restated)*
Revenues	492	438	1,060	1,031
Fuel and purchased power	174	200	382	437
Gross margin	318	238	678	594
Operations, maintenance, and administration	122	119	245	253
Depreciation and amortization	147	137	269	270
Asset impairment reversal	-	(1)	-	(1)
Restructuring	-	-	-	7
Taxes, other than income taxes	8	8	16	15
Operating income (loss)	41	(25)	148	50
Finance lease income	17	13	33	26
Net interest expense (Note 4)	(62)	(59)	(126)	(119)
Foreign exchange losses	-	(2)	(6)	(1)
Earnings (loss) before income taxes	(4)	(73)	49	(44)
Income tax expense (recovery) (Note 5)	(24)	35	(42)	78
Net earnings (loss)	20	(108)	91	(122)

Net earnings (loss) attributable to:
TransAlta shareholders	16	(120)	90	(148)
Non-controlling interests (Note 6)	4	12	1	26
	20	(108)	91	(122)

Net earnings (loss) attributable to TransAlta shareholders	16	(120)	90	(148)
Preferred share dividends (Note 12)	10	11	22	23
Net income (loss) attributable to common shareholders	6	(131)	68	(171)
Weighted average number of common shares outstanding in the period (millions)	288	279	288	278

Net earnings (loss) per share attributable to common shareholders, basic and diluted	0.02	(0.47)	0.24	(0.62)

* See Note 2(A) for prior period restatements.
See accompanying notes.

transalta corporation/Q2 2016 F1

TransAlta Corporation

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Unaudited				(Restated)*

Net earnings (loss)	20	(108)	91	(122)
Net actuarial gains (losses) on defined benefit plans, net of tax(1)	(16)	16	(36)	2
Gains on derivatives designated as cash flow hedges, net of tax(2)	1	-	1	2
Total items that will not be reclassified subsequently to net earnings	(15)	16	(35)	4
Gains (losses) on translating net assets of foreign operations(3)	(5)	(36)	(129)	74
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(4)	-	23	62	(41)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(5)	93	(61)	101	91
Reclassification of (gains) losses on derivatives designated as cash flow hedges to net earnings, net of tax(6)	(26)	21	12	(54)
Total items that will be reclassified subsequently to net earnings	62	(53)	46	70
Other comprehensive income (loss)	47	(37)	11	74
Total comprehensive income (loss)	67	(145)	102	(48)

Total comprehensive income (loss) attributable to:
TransAlta shareholders	68	(162)	103	(82)
Non-controlling interests (Note 6)	(1)	17	(1)	34
	67	(145)	102	(48)
* See Note 2(A) for prior period restatements.
(1) Net of income tax recovery of 6 and 13 for the three and six months ended June 30, 2016 (2015 - 4 expense and 1 recovery), respectively.
(2) Net of income tax expense of nil for the three and six months ended June 30, 2016 (2015 - nil).
(3) Net of income tax expense of nil and 10 for the three and six months ended June 30, 2016 (2015 - nil), respectively.
(4) Net of income tax expense of 6 and 10 for the three and six months ended June 30, 2016 (2015 - 2 expense and 7 recovery), respectively.
(5) Net of income tax expense of 44 and 69 for the three and six months ended June 30, 2016 (2015 - 9 recovery and 38 expense), respectively.
(6) Net of income tax expense of 14 and 17 for the three and six months ended June 30, 2016 (2015 - 12 recovery and 13 expense), respectively.

See accompanying notes.

F2 transalta corporation/Q2 2016

TransAlta Corporation

Condensed Consolidated Statements of Financial Position

(in millions of Canadian dollars)

Unaudited	June 30, 2016	Dec. 31, 2015
Cash and cash equivalents	93	54
Trade and other receivables (Note 8)	452	567
Prepaid expenses	46	26
Risk management assets (Notes 7 and 8)	249	298
Inventory	238	219
	1,078	1,164
Long-term portion of finance lease receivables	733	775
Property, plant, and equipment (Note 9)
Cost	12,784	12,854
Accumulated depreciation	(5,836)	(5,681)
	6,948	7,173

Goodwill	464	465
Intangible assets	358	369
Deferred income tax assets	72	71
Risk management assets (Notes 7 and 8)	751	797
Other assets	140	133
Total assets	10,544	10,947

Accounts payable and accrued liabilities	299	334
Current portion of decommissioning and other provisions	158	166
Risk management liabilities (Notes 7 and 8)	107	200
Income taxes payable	1	3
Dividends payable (Note 11)	26	63
Current portion of long-term debt and finance lease obligations (Note 10)	586	87
	1,177	853
Credit facilities, long-term debt, and finance lease obligations (Note 10)	3,528	4,408
Decommissioning and other provisions	208	232
Deferred income tax liabilities	652	647
Risk management liabilities (Notes 7 and 8)	33	69
Defined benefit obligation and other long-term liabilities	396	348
Equity
Common shares (Note 11)	3,093	3,075
Preferred shares (Note 12)	942	942
Contributed surplus	9	9
Deficit	(985)	(1,018)
Accumulated other comprehensive income	366	353
Equity attributable to shareholders	3,425	3,361
Non-controlling interests (Note 6)	1,125	1,029
Total equity	4,550	4,390
Total liabilities and equity	10,544	10,947

Commitments and contingencies (Note 13)
Subsequent events (Note 15)

See accompanying notes.

transalta corporation/Q2 2016 F3

TransAlta Corporation

Condensed Consolidated Statements of Changes in Equity

(in millions of Canadian dollars)

6 months ended June 30, 2016
Unaudited	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2015	3,075	942	9	(1,018)	353	3,361	1,029	4,390
Net earnings	-	-	-	90	-	90	1	91
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and tax	-	-	-	-	(67)	(67)	-	(67)
Net gains on derivatives designated as cash flow hedges, net of tax	-	-	-	-	103	103	11	114
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(36)	(36)	-	(36)
Intercompany available-for-sale investments	-	-	-	-	13	13	(13)	-
Total comprehensive income (loss)				90	13	103	(1)	102
Common share dividends	-	-	-	(23)	-	(23)	-	(23)
Preferred share dividends	-	-	-	(22)	-	(22)	-	(22)
Changes in non-controlling interests in TransAlta Renewables	-	-	-	(12)	-	(12)	176	164
Distributions paid, and payable, to non-controlling interests	-	-	-	-	-	-	(79)	(79)
Common shares issued	18	-	-	-	-	18	-	18
Balance, June 30, 2016	3,093	942	9	(985)	366	3,425	1,125	4,550

See accompanying notes.

6 months ended June 30, 2015
Unaudited	Common shares	Preferred shares	Contributed surplus	Deficit (Restated)*	Accumulated other comprehensive income (loss)	Attributable to shareholders (Restated)*	Attributable to non-controlling interests	Total (Restated)*
Balance, Dec. 31, 2014	2,999	942	9	(770)	104	3,284	594	3,878
Net earnings (loss)	-	-	-	(148)	-	(148)	26	(122)
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and tax	-	-	-	-	33	33	-	33
Net gains on derivatives designated as cash flow hedges, net of tax	-	-	-	-	35	35	4	39
Net actuarial gains on defined benefits plans, net of tax	-	-	-	-	2	2	-	2
Intercompany available-for-sale-investments	-	-	-	-	(4)	(4)	4	-
Total comprehensive income (loss)				(148)	66	(82)	34	(48)
Common share dividends	-	-	-	(100)	-	(100)	-	(100)
Preferred share dividends	-	-	-	(23)	-	(23)	-	(23)
Changes in non-controlling interests in TransAlta Renewables	-	-	-	(14)	-	(14)	229	215
Distributions paid, and payable, to non-controlling interests	-	-	-	-	-	-	(44)	(44)
Common shares issued	38	-	-	-	-	38	-	38
Balance, June 30, 2015	3,037	942	9	(1,055)	170	3,103	813	3,916
* See Note 2(A) for prior period restatements.
See accompanying notes.

F4 transalta corporation/Q2 2016

TransAlta Corporation

Condensed Consolidated Statements of Cash Flows

(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Unaudited				(Restated)*
Operating activities
Net earnings (loss)	20	(108)	91	(122)
Depreciation and amortization	161	152	297	299
Gain on sale of assets	1	-	1	-
Accretion of provisions	5	5	11	10
Decommissioning and restoration costs settled	(5)	(8)	(8)	(13)
Deferred income tax expense (recovery) (Note 5) (Restated)*	(30)	30	(53)	67
Unrealized losses from risk management activities	22	73	20	109
Unrealized foreign exchange (gains) losses	(3)	7	2	14
Provisions	(8)	5	(7)	(4)
Asset impairment reversals	-	(1)	-	(1)
Other non-cash items	(4)	4	(14)	2
Cash flow from operations before changes in working capital	159	159	340	361
Change in non-cash operating working capital balances	(40)	(198)	54	(247)
Cash flow from operating activities	119	(39)	394	114

Investing activities
Additions to property, plant, and equipment (Note 9)	(76)	(123)	(161)	(247)
Additions to intangibles	(5)	(7)	(9)	(13)
Proceeds on sale of property, plant, and equipment	-	1	1	2
Realized gains on financial instruments	15	8	17	2
Net decrease in collateral paid to counterparties	-	4	-	-
Decrease in finance lease receivable	15	1	29	2
Other	-	-	1	-
Change in non-cash investing working capital balances	(25)	-	(21)	(5)
Cash flow used in investing activities	(76)	(116)	(143)	(259)

Financing activities
Net increase (decrease) in borrowings under credit facilities (Note 10)	-	22	(315)	605
Repayment of long-term debt	(74)	(1)	(64)	(634)
Issuance of long-term debt (Note 10)	159	-	159	45
Dividends paid on common shares (Note 11)	(12)	(31)	(46)	(61)
Dividends paid on preferred shares (Note 12)	(10)	(11)	(22)	(23)
Net proceeds on sale of non-controlling interest in subsidiary (Note 3)	-	211	162	211
Realized gains on financial instruments	-	1	-	77
Distributions paid to subsidiaries' non-controlling interests (Note 6)	(37)	(22)	(76)	(41)
Decrease in finance lease obligation	(5)	(4)	(8)	(7)
Change in non-cash financing working capital balances	-	1	-	1
Other	(1)	(1)	-	(1)
Cash flow from (used in) financing activities	20	165	(210)	172
Cash flow from operating, investing, and financing activities	63	10	41	27
Effect of translation on foreign currency cash	-	-	(2)	1
Increase in cash and cash equivalents	63	10	39	28
Cash and cash equivalents, beginning of period	30	61	54	43
Cash and cash equivalents, end of period	93	71	93	71
Cash income taxes paid	7	3	15	17
Cash interest paid	94	85	115	126

* See Note 2(A) for prior period restatements.
See accompanying notes.

transalta corporation/Q2 2016 F5

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1. Accounting Policies

A. Basis of Preparation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in TransAlta Corporation’s (“TransAlta” or the “Corporation”) most recent annual consolidated financial statements, except as outlined in Note 2(A). These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Corporation’s annual consolidated financial statements. Accordingly, they should be read in conjunction with the Corporation’s most recent annual consolidated financial statements which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The unaudited interim condensed consolidated financial statements include the accounts of the Corporation and the subsidiaries that it controls.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower, as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Audit Committee on behalf of the Board of Directors on Aug. 8, 2016.

B. Use of Estimates and Significant Judgments

The preparation of these unaudited interim condensed consolidated financial statements in accordance with IAS 34 requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and disclosures of contingent assets and liabilities. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation, and regulations. Refer to Note 2(Z) of the Corporation’s most recent annual consolidated financial statements for information regarding judgments and estimates. An additional judgment applied in the first quarter of 2016 with respect to operating and reportable segments is described in Note 2(A).

F6 transalta corporation/Q2 2016

2. Significant Accounting Policies

A. Current Accounting Changes

I. Operating and Reportable Segments

During the first quarter, the Corporation disaggregated presentation of the previous Gas reportable segment into its two operating segments; Canadian Gas and Australian Gas. Previously included legacy costs of the non-operating U.S. Gas function have been reallocated to U.S. Coal to align with management’s internal monitoring practices. Comparative segmented results for 2015 have been restated to align with separate reporting of the two segments and the reallocation of the non-operating costs.

II. Restatement of a Prior Quarter

During the fourth quarter of 2015, the Corporation restated the statement of earnings of the first quarter of 2015 to increase deferred tax expense by $47 million. As a result, net earnings attributable to common shareholders of the first quarter of 2015 and the six months ended June 30, 2015 decreased from $7 million to a net loss of $40 million and decreased from a net loss of $75 million to a net loss of $122 million, respectively. The adjustment is due to the correction of the tax basis of an internally transferred asset as part of the reorganization of companies giving effect to the sale of an economic interest in Australian assets to TransAlta Renewables Inc. (“TransAlta Renewables”), which closed during the second quarter of 2015. Comparative information for the six months ended June 30, 2015 presented in these financial statements has been adjusted accordingly.

B. Future Accounting Changes

Accounting standards that have been previously issued by the International Accounting Standards Board (“IASB”) but are not yet effective, and have not been applied by the Corporation include IFRS 9 Financial Instruments, IFRS 15 Revenue from Contracts with Customers, and IFRS 16 Leases. Refer to Note 3 of the Corporation’s most recent annual consolidated financial statements for information regarding the requirements of IFRS 9, IFRS 15, and IFRS 16.

In April 2016, the IASB issued an amendment to IFRS 15 to clarify the identification of performance obligations, principal versus agent considerations, licenses of intellectual property, and transition practical expedients. Amendments are effective for annual periods beginning on or after Jan. 1, 2018, consistent with IFRS 15. The Corporation continues to assess the impact of adopting these standards on its consolidated financial statements.

C. Comparative Figures

Certain comparative figures have been reclassified to conform to the current period’s presentation. These reclassifications did not impact previously reported net earnings, except as noted above for the restatement of a prior quarter.

3. Significant Events

A. Closing of $159 million project financing of a Quebec wind asset by TransAlta Renewables

On June 3, 2016, TransAlta Renewables’ indirect wholly-owned subsidiary, New Richmond Wind L.P. (the “Issuer”), closed a bond offering of approximately $159 million which is secured by a first ranking charge over all assets of the Issuer. The bonds are amortizing and bear interest from their date of issue at a rate of 3.963 per cent, payable semi-annually, and mature on June 30, 2032.

Net proceeds of the financing will be used to, among other things, make advances to Canadian Hydro Developers, Inc. on a subordinated basis pursuant to an intercompany loan agreement, the proceeds of which will be used to finance certain facilities of the Issuer’s affiliates and for other general business purposes.

The assets consist of the 68 MW New Richmond wind facility located in the Gaspé Peninsula near the town of New Richmond, Québec which began commercial operations in March 2013. The wind project is 100% contracted to Hydro-Québec for a term of 20 years from commercial operations and utilizes proven Enercon turbine technology.

transalta corporation/Q2 2016 F7

B. Investment in Sarnia Cogeneration Plant, Le Nordais Wind Farm, and Ragged Chute Hydro Facility by TransAlta Renewables

On Jan. 6, 2016, TransAlta Renewables completed its investment in an economic interest based on the cash flows of the Corporation’s Sarnia cogeneration plant, Le Nordais wind farm, and Ragged Chute hydro facility (the “Canadian Assets”) for a combined value of approximately $540 million. The Canadian Assets consist of approximately 611 MW of highly contracted power generation assets located in Ontario and Quebec. The transaction was originally announced on Nov. 23, 2015. The Corporation will continue to own, manage, and operate the Canadian Assets.

As consideration, TransAlta Renewables provided to the Corporation $173 million in cash, issued 15,640,583 common shares with an aggregate value of $152 million, and issued a $215 million convertible unsecured subordinated debenture. The debenture issued by TransAlta Renewables to the Corporation is on an interest-only basis at a coupon of 4.5 per cent per annum payable semi-annually in arrears on June 30th and December 31st, and will mature on Dec. 31, 2020. On the maturity date, the Corporation will have the right, at its sole option, to convert the outstanding principal amount of the debenture, in whole or in part, into common shares of TransAlta Renewables at a conversion price of $13.16 per common share, being a
35 per cent premium to the offering price on the closing date of the investment in the Canadian Assets. If TransAlta does not exercise its conversion option, TransAlta Renewables may satisfy the principal obligation through issuance of common shares with a unit value corresponding to 95 per cent of its then-current common share value.

TransAlta Renewables funded the cash proceeds through the public issuance of 17,692,750 subscription receipts at a price of $9.75 per subscription receipt. Upon the closing of the transaction, each holder of subscription receipts received one common share of TransAlta Renewables and a cash dividend equivalent payment of $0.07 for each subscription receipt held. As a result, TransAlta Renewables issued 17,692,750 common shares and paid a total dividend equivalent of $1 million. Share issuance costs amounted to $8 million, net of $2 million income tax recovery. On Jan. 6, 2016, TransAlta Renewables declared a dividend increase of 5 per cent.

4. Net Interest Expense

The components of net interest expense are as follows:

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Interest on debt	58	56	118	113
Capitalized interest	(4)	(2)	(7)	(5)
Loss on redemption of bonds (Note 10)	1	-	1	-
Interest on finance lease obligations	1	-	2	1
Other	1	-	1	-
Accretion of provisions	5	5	11	10
Net interest expense	62	59	126	119

F8 transalta corporation/Q2 2016

5. Income Taxes

The components of income tax expense (recovery) are as follows:

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
				(Restated)*
Current income tax expense	6	5	11	12
Adjustments in respect of current income tax of prior periods	-	-	-	(1)
Adjustments in respect of deferred income tax of prior periods	-	(2)	-	(2)
Deferred income tax recovery related to the origination and reversal of temporary differences	(10)	(31)	(11)	(34)
Deferred income tax expense related to temporary difference on investment in subsidiary(1)	3	40	3	95
Deferred income tax expense resulting from changes in tax rates or laws(2)	-	20	1	20
Deferred income tax expense (recovery) arising from the writedown (reversal of writedown) of deferred income tax assets(3)	(23)	3	(46)	(12)
Income tax expense (recovery)	(24)	35	(42)	78
* See Note 2(A) for prior period restatements.

(1) In order to give effect to the sale of an economic interest in Australian assets to TransAlta Renewables, a reorganization of certain TransAlta subsidiaries was completed. The reorganization resulted in the recognition of a $40 million and $95 million deferred tax liability on TransAlta’s investment in a subsidiary for the three and six months ended June 30, 2015, respectively. The deferred tax liability had not been recognized previously, as prior to the reorganization, the taxable temporary difference was not expected to reverse in the foreseeable future.

(2) 2016 relates to the impact of increase in the New Brunswick corporate income tax rate from 12 per cent to 14 per cent, enacted Feb. 3, 2016. 2015 relates to the impact of an increase in the Alberta corporate income tax rate from 10 per cent to 12 per cent, enacted June 18, 2015.

(3) As disclosed in previous periods, the Corporation had written certain deferred tax assets off as it was no longer considered probable that sufficient future taxable income would be available to utilize the underlying tax losses. In the second quarter of 2016, the Corporation’s views on the ability to utilize the underlying tax losses improved based on unrealized gains on investments and hedging instruments, such that a reversal of the previous writedowns were warranted. As a result, for the three months ended June 30, 2016 the Corporation recorded a recovery of $23 million (June 30, 2015 - $3 million writedown) and for the six months ended June 30, 2016, the Corporation recorded a recovery of $46 million (June 30, 2015 - $12 million).

Presented in the Condensed Consolidated Statements of Earnings as follows:

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
				(Restated)*
Current income tax expense	6	5	11	11
Deferred income tax expense (recovery)	(30)	30	(53)	67
Income tax expense (recovery)	(24)	35	(42)	78
* See Note 2(A) for prior period restatements.

transalta corporation/Q2 2016 F9

6. Non-Controlling Interests

Summarized financial information relating to subsidiaries with significant non-controlling interests is as follows:

A. TransAlta Renewables

Amounts attributable to the non-controlling interests include the 17 per cent non-controlling interest in its Kent Hills wind farm.

The Corporation’s share of ownership and equity participation were as follows over the current and comparative periods:

Period	Ownership and voting rights percentage	Equity participation percentage
April 29, 2014 to May 6, 2015	70.3	70.3
May 7, 2015 to Nov. 25, 2015	76.1	72.8
Nov. 26, 2015 to Jan. 5, 2016	66.6	62.0
Jan. 6, 2016 and thereafter	64.0	59.8

As the Class B shares in the capital of TransAlta Renewables issued to the Corporation were determined to constitute financial liabilities of TransAlta Renewables and do not participate in earnings until commissioning of South Hedland, expected in mid-2017, they are excluded from the allocation of equity and earnings.

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Revenues	52	51	120	119
Net earnings (loss)	(14)	8	(49)	29
Total comprehensive income (loss)	(45)	23	(82)	44
Amounts attributable to the non-controlling interests:
Net earnings (loss)	(4)	3	(18)	10
Total comprehensive income (loss)	(17)	7	(31)	14
Distributions paid to non-controlling interests	21	9	41	17

As at	June 30, 2016	Dec. 31, 2015
Current assets	71	74
Long-term assets	3,741	3,262
Current liabilities	(432)	(190)
Long-term liabilities	(1,223)	(1,120)
Total equity	(2,157)	(2,026)
Equity attributable to non-controlling interests	(888)	(787)
Non-controlling interests share (per cent)	40.2	38.0

F10 transalta corporation/Q2 2016

B. TransAlta Cogeneration L.P.

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Revenues	71	69	148	144
Net earnings	17	17	38	32
Total comprehensive income	32	21	59	40
Amounts attributable to the non-controlling interest:
Net earnings	8	9	19	16
Total comprehensive income	16	10	30	20
Distributions paid to the non-controlling interest	16	13	35	24

As at	June 30, 2016	Dec. 31, 2015
Current assets	65	82
Long-term assets	499	535
Current liabilities	(53)	(75)
Long-term liabilities	(33)	(54)
Total equity	(478)	(488)
Equity attributable to the non-controlling interest	(237)	(242)
Non-controlling interest share (per cent)	49.99	49.99

7. Financial Instruments

A. Financial Assets and Liabilities – Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.

B. Fair Value of Financial Instruments

I. Level I, II, and III Fair Value Measurements

The Level I, II, and III classifications in the fair value hierarchy utilized by the Corporation are defined below. The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value.

a. Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. In determining Level I fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange.

b. Level II

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation, and location differentials.

transalta corporation/Q2 2016 F11

The Corporation’s commodity risk management Level II financial instruments include over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

In determining Level II fair values of other risk management assets and liabilities and long-term debt measured and carried at fair value, the Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

c. Level III

Fair values are determined using inputs for the assets or liabilities that are not readily observable.

The Corporation may enter into commodity transactions for which market-observable data is not available. In these cases, Level III fair values are determined using valuation techniques such as the Black-Scholes, mark-to-forecast, and historical bootstrap models with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual non-standard deals and structured products, and/or volatilities and correlations between products derived from historical prices.

The Corporation also has commodity contracts with terms that extend beyond a liquid trading period. As forward market prices are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modelling, including discounting. As a result, these contracts are classified in Level III.

The Corporation has a Commodity Exposure Management Policy (the “Policy”), which governs both the commodity transactions undertaken in its proprietary trading business and those undertaken to manage commodity price exposures in its generation business. The Policy defines and specifies the controls and management responsibilities associated with commodity trading activities, as well as the nature and frequency of required reporting of such activities.

Methodologies and procedures regarding commodity risk management Level III fair value measurements are determined by the Corporation’s risk management department. Level III fair values are calculated within the Corporation’s energy trading risk management system based on underlying contractual data as well as observable and non-observable inputs. Development of non-observable inputs requires the use of judgment. To ensure reasonability, system-generated Level III fair value measurements are reviewed and validated by the risk management and finance departments. Review occurs formally on a quarterly basis or more frequently if daily review and monitoring procedures identify unexpected changes to fair value or changes to key parameters.

Information on risk management contracts or groups of risk management contracts that are included in Level III measurements and the related unobservable inputs and sensitivities, is as follows, and excludes the effects on fair value of observable inputs such as liquidity and credit discount (described as “base fair values”), as well as inception gains or losses.

Sensitivity ranges for the base fair values are determined using reasonably possible alternative assumptions for the key unobservable inputs, which may include forward commodity prices, commodity volatilities and correlations, delivery volumes, and shapes.

F12 transalta corporation/Q2 2016

As at	June 30, 2016		Dec. 31, 2015
Description	Base fair value	Sensitivity	Base fair value	Sensitivity
Long-term power sale - U.S.	922	+72	863	+125
		-77		-186
Long-term power sale - Alberta	(8)	+6	(13)	+13
		-5		-7
Unit contingent power purchases	(17)	+4	(70)	+9
		-4		-8
Structured products - Eastern U.S.	21	+9	18	+6
		-9		-4
Hydro slice products - Western U.S.	-	+2	(6)	+1
		-1		-4
Others	7	+3	(3)	+2
		-3		-2

i. Long-Term Power Sale - U.S.

The Corporation has a long-term fixed price power sale contract in the U.S. for delivery of power at the following capacity levels: 280 MW through Nov. 30, 2016, 380 MW through Dec. 31, 2024, and 300 MW through Dec. 31, 2025. The contract is designated as an all-in-one cash flow hedge.

For periods beyond 2017, market forward power prices are not readily observable. For these periods, fundamental-based forecasts and market indications have been used to determine proxies for base, high, and low power price scenarios. The base price forecast has been developed by averaging external fundamental based forecasts (providers are independent and widely accepted as industry experts for scenario and planning views). Forward power price ranges per MWh used in determining the Level III base fair value at June 30, 2016 are US$27 - US$39 (Dec. 31, 2015 - US$28 - US$45).

The contract is denominated in US dollars. With the weakening of the US dollar relative to the Canadian dollar from
Dec. 31, 2015 to June 30, 2016, the base fair value and the sensitivity values have decreased by approximately
$56 million and $5 million, respectively.

ii. Long-Term Power Sale - Alberta

The Corporation has a long-term 12.5 MW fixed price power sale contract (monthly shaped) in the Alberta market through December 2024. The contract is accounted for as held for trading.

For periods beyond 2022, market forward power prices are not readily observable. For these periods, fundamental-based price forecasts and market indications have been used as proxies to determine base, high, and low power price scenarios. The base scenario uses the most recent price view from an independent external forecasting service that is accepted within industry as an expert in the Alberta market. Forward power price ranges per MWh used in determining the Level III base fair value at
June 30, 2016 are $70 - $97 (Dec. 31, 2015 - $86 - $93).

iii. Unit Contingent Power Purchases

Under the unit contingent power purchase agreements the Corporation has agreed to purchase power contingent upon the actual generation of specific units owned and operated by third parties. Under these types of agreements, the purchaser pays the supplier an agreed upon fixed price per MWh of output multiplied by the pro rata share of actual unit production (nil if a plant outage occurs). The contracts are accounted for as held for trading.

transalta corporation/Q2 2016 F13

The key unobservable inputs used in the valuations are delivered volume expectations and hourly shapes of production. Hourly shaping of the production will result in realized prices that may be at a discount (or premium) relative to the average settled power price. Reasonably possible alternative inputs were used to determine sensitivity on the fair value measurements.

In particular, a one standard deviation movement upward and downward in the volumetric and price discount rates was assessed. This analysis is based on historical production data of the generation units for available history. Price and volumetric discount ranges per MWh used in the Level III base fair value measurement at June 30, 2016 are 0 per cent to 2.8 per cent (Dec. 31, 2015 - 0 per cent to 2.8 per cent) and 1.7 per cent to 7.4 per cent (Dec. 31, 2015 – 1.7 per cent to 7.4 per cent), respectively.

iv. Structured Products - Eastern U.S.

The Corporation has fixed priced power and heat rate contracts in the eastern United States. Under the fixed priced power contracts the Corporation has agreed to buy or sell power at non-liquid locations, or during non-standard hours. The Corporation has also bought and sold heat rate contracts at both liquid and non-liquid locations. Under a heat rate contract, the buyer has the right to purchase power at times when the market heat rate is higher than the contractual heat rate.

The key unobservable inputs in the valuation of the fixed priced power contracts are market forward spreads and non-standard shape factors. A historical regression analysis has been performed to model the spreads between non-liquid and liquid hubs. The non-standard shape factors have been determined using the historical data. Basis relationship and non-standard shape factors used in the Level III base fair value measurement at June 30, 2016 are 77 per cent to 129 per cent and 65 per cent to 110 per cent (Dec. 31, 2015 – 85 per cent to 116 per cent and 65 per cent to 109 per cent), respectively.

The key unobservable inputs in the valuation of the heat rate contracts are implied volatilities and correlations. Implied volatilities and correlations used in the Level III base fair value measurement at June 30, 2016 are 20 per cent to 48 per cent and 60 per cent to 80 per cent (Dec. 31, 2015 – 18 per cent to 71 per cent and 39 per cent to 80 per cent), respectively.

v. Hydro Slice Products – Western U.S.

The Corporation has agreed to purchase power contingent upon the actual generation of specific hydro units owned and operated by third parties. Under these types of agreements, the purchaser pays the supplier an agreed upon fixed capacity payment. The contracts are accounted for as held for trading.

The key unobservable inputs used in the valuations are delivered volume expectations. Reasonably possible alternative inputs were used to determine sensitivity on the fair value measurements. This analysis is based on historical production of the generation units for available history. Volumes used in the Level III base fair value measurement at June 30, 2016 are within the 50th percentile of the historical production (Dec. 31, 2015 – 50th percentile).

II. Commodity Risk Management Assets and Liabilities

Commodity risk management assets and liabilities include risk management assets and liabilities that are used in the energy marketing and generation businesses in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of these businesses.

F14 transalta corporation/Q2 2016

The following tables summarize the key factors impacting the fair value of the commodity risk management assets and liabilities by classification level during the six months ended June 30, 2016 and 2015, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2015	-	(58)	640	-	128	(98)	-	70	542
Changes attributable to:
Market price changes on existing contracts	-	22	175	-	(19)	30	-	3	205
Market price changes on new contracts	-	1	-	-	(14)	4	-	(13)	4
Contracts settled	-	7	(20)	-	(94)	72	-	(87)	52
Change in foreign exchange rates	-	4	(65)	-	(3)	2	-	1	(63)
Net risk management assets (liabilities) at June 30, 2016	-	(24)	730	-	(2)	10	-	(26)	740
Additional Level III information:
Gains recognized in OCI			110			-			110
Total gains included in earnings before income taxes			20			36			56
Unrealized gains included in earnings before income taxes relating to net liabilities held at June 30, 2016			-			108			108

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2014	-	(59)	314	-	180	(97)	-	121	217
Changes attributable to:
Market price changes on existing contracts	-	(19)	121	-	8	(32)	-	(11)	89
Market price changes on new contracts	-	(50)	-	-	(26)	(7)	-	(76)	(7)
Contracts settled	-	12	(11)	-	(107)	51	-	(95)	40
Change in foreign exchange rates	-	(5)	34	-	7	(4)	-	2	30
Net risk management assets (liabilities) at June 30, 2015	-	(121)	458	-	62	(89)	-	(59)	369
Additional Level III information:
Gains recognized in OCI			155			-			155
Total gains (losses) included in earnings before income taxes			11			(43)			(32)
Unrealized gains included in earnings before income taxes relating to net liabilities held at June 30, 2015			-			8			8

Significant changes in commodity net risk management assets (liabilities) during the six months ended June 30, 2016 are primarily attributable to the following factors:

▪	changes in value of the long-term power sale contract (Level III hedge) as discussed in the preceding section (B)(I)(c)(i) of this note;
▪	maturity of power contracts in the Northeast US (Level II non-hedge);
▪	maturities of unit contingent power purchases described in the section (B)(I)(c)(iii) of this note (Level III non-hedges); and
▪	changes in foreign exchange rates that impact the long-term power sale contract (Level III hedge).

transalta corporation/Q2 2016 F15

III. Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in hedging non-energy marketing transactions, such as interest rates, the net investment in foreign operations, and other foreign currency risks. Changes in other risk management assets and liabilities related to hedge positions are reflected within net earnings when such transactions have settled during the period or when ineffectiveness exists in the hedging relationship.

Other risk management assets and liabilities with a total net asset fair value of $146 million as at June 30, 2016
(Dec. 31, 2015 - $214 million net asset) are classified as Level II fair value measurements. The significant changes in other net risk management assets during the period ended June 30, 2016 are primarily attributable to the weakening of the US dollar relative to the Canadian dollar on the Corporation’s foreign currency hedges.

IV. Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value				Total carrying value
	Level I	Level II	Level III	Total
Long-term debt(1) - June 30, 2016	-	3,806	-	3,806	3,973
Long-term debt(1) - Dec. 31, 2015	-	4,067	-	4,067	4,344
(1) Includes current portion and excludes $65 million (Dec. 31, 2015 - $69 million) of debt measured and carried at fair value.

The fair values of the Corporation’s debentures and senior notes are determined using prices observed in secondary markets.
Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.

The carrying amount of other short-term financial assets and liabilities (cash and cash equivalents, trade and other accounts receivable, accounts payable and accrued liabilities, and dividends payable) approximates fair value due to the liquid nature of the asset or liability.

C. Inception Gains and Losses

The majority of derivatives traded by the Corporation are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to section B of this note for fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the Condensed Consolidated Statements of Financial Position in risk management assets or liabilities, and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings, and a reconciliation of changes is as follows:

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Unamortized net gain at beginning of period	174	185	202	188
New inception gains	2	16	4	17
Change in foreign exchange rates	1	(5)	(11)	11
Amortization recorded in net earnings during the period	(20)	(7)	(38)	(27)
Unamortized net gain at end of period	157	189	157	189

F16 transalta corporation/Q2 2016

8. Risk Management Activities

A. Net Risk Management Assets and Liabilities

Aggregate net risk management assets and (liabilities) are as follows:

As at June 30, 2016
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total
Commodity risk management
Current	-	42	-	12	54
Long-term	-	664	-	(4)	660
Net commodity risk management assets	-	706	-	8	714
Other
Current	(3)	90	-	1	88
Long-term	-	57	5	(4)	58
Net other risk management assets (liabilities)	(3)	147	5	(3)	146

Total net risk management assets (liabilities)	(3)	853	5	5	860

As at Dec. 31, 2015
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total
Commodity risk management
Current	-	31	-	57	88
Long-term	-	551	-	(27)	524
Net commodity risk management assets	-	582	-	30	612
Other
Current	(7)	20	-	(3)	10
Long-term	-	207	5	(8)	204
Net other risk management assets (liabilities)	(7)	227	5	(11)	214

Total net risk management assets (liabilities)	(7)	809	5	19	826

B. Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of certain risks arising from financial instruments, which are also more fully discussed in Note 14(B) of the Corporation’s most recent annual consolidated financial statements.

I. Commodity Price Risk

Value at Risk (“VaR”) is the most commonly used metric employed to track and manage the market risk associated with commodity and other derivatives. VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations. VaR is estimated using the historical variance - covariance approach.

transalta corporation/Q2 2016 F17

a. Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Marketing Segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.

VaR at June 30, 2016 associated with the Corporation’s proprietary trading activities was $2 million (Dec. 31, 2015 -
$5 million).

b. Commodity Price Risk - Generation

Various commodity contracts and other financial instruments are used to manage the commodity price risk associated with the Corporation’s electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate. VaR at
June 30, 2016 associated with the Corporation’s commodity derivative instruments used in these hedging activities was
$29 million (Dec. 31, 2015 - $24 million). VaR at June 30, 2016 associated with positions and economic hedges that do not meet hedge accounting requirements was $3 million (Dec. 31, 2015 - $1 million).

II. Currency Rate Risk

The Corporation has exposure to various currencies, such as the euro, the US dollar, the Japanese yen, and the Australian dollar, as a result of investments and operations in foreign jurisdictions, the net earnings from those operations, and the acquisition of equipment and services from foreign suppliers. Further discussion on Currency Rate Risk can be found in Note 14(B)(I)(c) of the Corporation’s most recent annual consolidated financial statements.

III. Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist. The Corporation actively manages its exposure to credit risk by assessing the ability of counterparties to fulfill their obligations under the related contracts prior to entering into such contracts. TransAlta is exposed to minimal credit risk for Alberta Coal PPAs as receivables are substantially all secured by letters of credit.

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. In certain cases, the Corporation will require security instruments such as parental guarantees, letters of credit, cash collateral or third party credit insurance to reduce overall credit risk. The following table outlines the Corporation’s maximum exposure to credit risk without taking into account collateral held, including the distribution of credit ratings, as at June 30, 2016:

	Investment grade (Per cent)	Non-investment grade (Per cent)	Total (Per cent)	Total amount
Trade and other receivables(1)	91	9	100	452
Long-term finance lease receivables(2)	41	59	100	733
Risk management assets(1)	99	1	100	1,000
Total				2,185
(1) Letters of credit and cash are the primary types of collateral held as security related to these amounts.
(2) The Corporation has one non-investment grade customer whose outstanding balance accounted for $431 million (Dec. 31, 2015 - $446 million). Risk of significant loss arising from this counterparty has been assessed as low in the near term, but could increase to moderate in an environment of sustained low commodity prices over the mid-to long term. The Corporation's assessment takes into consideration the counterparty's financial position, external rating assessments, how the Corporation provides its services in an area of the counterparty's lower-cost operations, and the Corporation's other credit risk management practices.

The maximum credit exposure to any one customer for commodity trading operations and hedging, including the fair value of open trading, net of any collateral held, at June 30, 2016 was $16 million (Dec. 31, 2015 - $44 million).

F18 transalta corporation/Q2 2016

IV. Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes. In December 2015, Moody’s downgraded the senior unsecured rating on TransAlta’s US bonds one notch from Baa3 to Ba1. During the first quarter of 2016, two rating agencies affirmed the Corporation’s long-term issuer rating as investment grade, but revised their outlook to negative, from a previous stable outlook. As at June 30, 2016, TransAlta maintains investment grade ratings from three credit rating agencies. For further details refer to Note 14(B)(III) of the Corporation’s most recent annual consolidated financial statements.

A maturity analysis of the Corporation’s financial liabilities is as follows:

	2016	2017	2018	2019	2020	2021 and thereafter	Total
Accounts payable and accrued liabilities	299	-	-	-	-	-	299
Long-term debt(1)	26	575	897	453	453	1,650	4,054
Commodity risk management (assets) liabilities	(24)	(59)	(56)	(72)	(77)	(426)	(714)
Other risk management (assets) liabilities	(1)	(90)	(57)	1	1	-	(146)
Finance lease obligations	8	15	13	9	7	24	76
Interest on long-term debt and finance lease obligations(2)	109	206	163	134	108	793	1,513
Dividends payable	26	-	-	-	-	-	26
Total	443	647	960	525	492	2,041	5,108
(1) Excludes impact of hedge accounting.
(2) Not recognized as a financial liability on the Condensed Consolidated Statements of Financial Position.

C. Collateral and Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs. If a material adverse event resulted in the Corporation’s senior unsecured debt falling below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at June 30, 2016, the Corporation had posted collateral of $160 million (Dec. 31, 2015 - $220 million) in the form of letters of credit on derivative instruments in a net liability position. Certain derivative agreements contain credit-risk-contingent features, which if triggered could result in the Corporation having to post an additional $39 million (Dec. 31, 2015 -
$44 million) of collateral to its counterparties.

9. Property, Plant, and Equipment

A reconciliation of the changes in the carrying amount of PP&E is as follows:

	Land	Coal generation	Gas generation	Renewable generation	Mining property and equipment	Assets under construction(1)	Capital spares and other(2)	Total
As at Dec. 31, 2015	95	2,811	611	2,455	604	351	246	7,173
Additions	1	-	-	-	-	164	(4)	161
Additions - finance lease	-	-	-	-	2	-	-	2
Disposals	(1)	-	-	-	-	-	-	(1)
Depreciation	-	(143)	(38)	(63)	(22)	-	(8)	(274)
Revisions and additions to decommissioning and restoration costs	-	(8)	3	(3)	(5)	-	-	(13)
Retirement of assets	-	(8)	-	(1)	(1)	-	-	(10)
Change in foreign exchange rates	(1)	(23)	(8)	(20)	(4)	(15)	(6)	(77)
Transfers	-	75	1	20	9	(129)	11	(13)
As at June 30, 2016	94	2,704	569	2,388	583	371	239	6,948
(1) During the three months ended June 30, 2016, approximately $14 million of assets were transferred to the long-term finance lease receivables in relation to the gas reticulation work completed at the Corporation's Solomon Power Station.
(2) Includes major spare parts and stand-by equipment available, but not in service, and spare parts used for routine, preventative or planned maintenance.

transalta corporation/Q2 2016 F19

10. Credit Facilities, Long-Term Debt, and Finance Lease Obligations

A. Credit Facilities, Debt and Letters of Credit

The amounts outstanding are as follows:

As at	June 30, 2016			Dec. 31, 2015
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	-	-	-	315	315	3.1%
Debentures	1,045	1,051	6.0%	1,044	1,051	6.0%
Senior notes(3)	2,077	2,079	5.0%	2,221	2,221	4.9%
Non-recourse(4)	857	865	4.4%	766	773	4.5%
Other(5)	59	59	9.2%	67	67	9.3%
	4,038	4,054		4,413	4,427
Finance lease obligations	76			82
	4,114			4,495
Less: current portion of long-term debt	(570)			(72)
Less: current portion of finance lease obligations	(16)			(15)
Total current long-term debt and finance lease obligations	(586)			(87)
Total credit facilities, long-term debt, and finance lease obligations	3,528			4,408
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of bankers' acceptances and other commercial borrowings under long-term committed credit facilities.
(3) US face value at June 30, 2016 - US$1.6 billion (Dec. 31, 2015 - US$1.6 billion).
(4) Includes US$53 million at June 30, 2016 (Dec. 31, 2015 - US$59 million).
(5) Includes US$33 million at June 30, 2016 (Dec. 31, 2015 - US$36 million) of tax equity financing.

During the second quarter:

•	the Corporation’s indirect wholly-owned subsidiary New Richmond Wind L.P. issued a non-recourse bond in the amount of $159 million, bearing interest at 3.963 per cent, with principal and interest payable semi-annually, and maturing on
June 30, 2032 (See Note 3);
•	the Corporation’s $27 million 5.69 per cent non-recourse debenture matured and was paid out using existing liquidity;
•	the Corporation made a scheduled semi-annual $17 million principal payment on the Melanchthon-Wolfe Wind bond; and
•	the Corporation early redeemed $10 million of non-recourse bonds, which resulted in a $1 million loss recognized in interest expense.

During the first quarter, the Corporation paid out the credit facilities balance from a combination of cash flows from operations and net cash proceeds of $173 million received from the sale of the economic interest of the Canadian Assets that closed Jan. 6, 2016.

F20 transalta corporation/Q2 2016

Of the $2.1 billion (Dec. 31, 2015 - $2.2 billion) of committed credit facilities, $1.5 billion (Dec. 31, 2015 - $1.3 billion) is not drawn. The Corporation is in compliance with the terms of the credit facility and all undrawn amounts are fully available. In addition to the $1.5 billion available under the credit facilities, TransAlta also has $93 million of available cash and cash equivalents.

The total outstanding letters of credit as at June 30, 2016 was $607 million (Dec. 31, 2015 - $575 million) with no
(Dec. 31, 2015 - nil) amounts exercised by third parties under these arrangements.

TransAlta's debt has terms and conditions, including financial covenants, that are considered normal and customary. As at
June 30, 2016, the Corporation was in compliance with all debt covenants.

B. Restrictions on Non-Recourse Debt

Non-recourse debentures of $191 million (Dec. 31, 2015 - $230 million) issued by the Corporation’s subsidiary, Canadian Hydro Developers, Inc. (“CHD”), include restrictive covenants requiring the cash proceeds received from the sale of assets to be reinvested into similar renewable assets or to repay the non-recourse debentures.

Other non-recourse debt of $666 million (Dec. 31, 2015 - $536 million) is subject to customary financing restrictions that restrict the Corporation’s ability to access funds generated by the facilities’ operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to be distributed by the subsidiary entities to their respective parent entity. These non-recourse debt are secured by a first ranking charge over all of the respective assets of the Corporation’s subsidiaries that issued the bonds, which includes renewable generation facilities with total carrying amounts of $976 million at June 30, 2016 (Dec. 31, 2015 - $798 million).

11. Common Shares

A. Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

	3 months ended June 30				6 months ended June 30
	2016		2015		2016		2015
	Common shares (millions)	Amount	Common shares (millions)	Amount	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	287.9	3,095	277.0	3,021	284.0	3,077	275.0	3,001
Issued under the dividend reinvestment and optional common share purchase plan	-	-	1.7	18	3.9	18	3.7	38
	287.9	3,095	278.7	3,039	287.9	3,095	278.7	3,039
Amounts receivable under Employee Share Purchase Plan	-	(2)	-	(2)	-	(2)	-	(2)
Issued and outstanding, end of period	287.9	3,093	278.7	3,037	287.9	3,093	278.7	3,037

B. Dividends and Shareholder Rights Plan

On Jan. 14, 2016, the Corporation announced the resizing of its dividend from $0.72 annually to $0.16 annually and the suspension of the Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan (the “DRIP”) effective immediately. These actions were taken as part of a plan to maximize the Corporation’s long-term financial flexibility, as well as to stop shareholder dilution relating to the DRIP.

On April 21, 2016, the Corporation declared a quarterly dividend of $0.04 per common share, payable on July 1, 2016.

transalta corporation/Q2 2016 F21

On April 22, 2016, the Shareholder Rights Plan discussed in Note 22 of the Corporation’s most recent annual consolidated financial statements was renewed for a new period of approximately three years.

On July 19, 2016, the Corporation declared a quarterly dividend of $0.04 per common share, payable on Oct. 1, 2016.

There have been no other transactions involving common shares between the reporting date and the date of completion of these consolidated financial statements.

C. Stock Options

In February 2016, the Corporation granted executive officers of the Corporation a total of 1.1 million stock options with an exercise price of $5.93 that vest after a three year period and expire seven years after issuance.

12. Preferred Shares

A. Issued and Outstanding

On March 17, 2016, the Corporation announced that 1,824,620 of its 12.0 million Series A Cumulative Fixed Redeemable Rate Reset Preferred Shares were tendered for conversion, on a one-for-one basis, into Series B Cumulative Redeemable Floating Rate Preferred Shares after having taken into account all election notices. As a result of the conversion, the Corporation has 10.2 million Series A Shares and 1.8 million Series B Shares issued and outstanding at June 30, 2016.

The Series A Shares pay fixed cumulative preferential cash dividends on a quarterly basis, for the five-year period from and including March 31, 2016 to but excluding March 31, 2021, if, as and when declared by the Board based on an annual fixed dividend rate of 2.709 per cent.

The Series B Shares pay quarterly floating rate cumulative preferential cash dividends for the five-year period from and including March 31, 2016 to but excluding March 31, 2021, if, as and when declared by the Board. The annualized dividend rate for the Series B Shares for the 3-month floating rate period from and including June 30, 2016 to but excluding Sept. 30, 2016 is 2.569 per cent and will reset every quarter.

Additionally, at June 30, 2016, the Corporation also had 11.0 million Series C, 9.0 million Series E, and 6.6 million Series G Cumulative Redeemable Rate Reset Preferred Shares issued and outstanding.

B. Dividends

The following table summarizes the preferred share dividends declared within the three and six months ended June 30, 2016 and 2015:

		3 months ended June 30		6 months ended June 30
	Quarterly amounts per share	2016	2015	2016	2015
Series		Total	Total	Total	Total
A	0.16931(1)	1	3	5	7
B	0.1549	1	-	1	-
C	0.2875	3	3	6	6
E	0.3125	3	3	6	6
G	0.33125	2	2	4	4
Total for the period		10	11	22	23
(1) For the three months ended March 31, 2016. For the six months ended June 30, 2015, the Corporation paid a quarterly amount of $0.2875 per share.

On July 19, 2016, the Corporation declared a quarterly dividend of $0.16931 per share on the Series A preferred shares, $0.16144 per share on the Series B preferred shares, $0.2875 per share on the Series C preferred shares, $0.3125 per share on the Series E preferred shares, and $0.33125 per share on the Series G preferred shares, all payable Sept. 30, 2016.

F22 transalta corporation/Q2 2016

13. Contingencies and Commitments

TransAlta is occasionally named as a party in various claims and legal and regulatory proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Corporation responds as required.

On July 5, 2016, the Corporation renewed one ten-year and two five-year long-term service agreements with three of its wind facilities to provide on-going maintenance. Total committed expenditures under the agreements are approximately
$30 million.

transalta corporation/Q2 2016 F23

14. Segment Disclosures

A. Reported Statement of Earnings (Loss)

3 months ended June 30, 2016	Canadian Coal	U.S. Coal	Canadian Gas	Australian Gas	Wind and Solar	Hydro	Energy Marketing	Corporate	Total
Revenues	229	41	88	30	55	38	11	-	492
Fuel and purchased power	105	23	35	6	3	2	-	-	174
Gross margin	124	18	53	24	52	36	11	-	318
Operations, maintenance, and administration	43	12	14	6	14	10	5	18	122
Depreciation and amortization	64	27	14	1	29	6	-	6	147
Taxes, other than income taxes	3	1	-	-	2	1	-	1	8
Operating income (loss)	14	(22)	25	17	7	19	6	(25)	41
Finance lease income	-	-	4	13	-	-	-	-	17
Net interest expense									(62)
Earnings before income taxes									(4)
3 months ended June 30, 2015	Canadian Coal	U.S. Coal	Canadian Gas	Australian Gas	Wind	Hydro	Energy Marketing	Corporate	Total
Revenues	205	23	110	30	49	38	(17)	-	438
Fuel and purchased power	99	44	47	5	2	3	-	-	200
Gross margin	106	(21)	63	25	47	35	(17)	-	238
Operations, maintenance, and administration	48	10	17	6	12	9	1	16	119
Depreciation and amortization	59	17	21	5	22	6	-	7	137
Asset impairment reversal	-	(1)	-	-	-	-	-	-	(1)
Taxes, other than income taxes	3	1	1	-	2	1	-	-	8
Operating income (loss)	(4)	(48)	24	14	11	19	(18)	(23)	(25)
Finance lease income	-	-	2	11	-	-	-	-	13
Net interest expense									(59)
Foreign exchange loss									(2)
Loss before income taxes									(73)

6 months ended June 30, 2016	Canadian Coal	U.S. Coal	Canadian Gas	Australian Gas	Wind and Solar	Hydro	Energy Marketing	Corporate	Total
Revenues	463	97	193	59	139	66	43	-	1060
Fuel and purchased power	203	75	77	11	12	4	-	-	382
Gross margin	260	22	116	48	127	62	43	-	678
Operations, maintenance, and administration	88	24	28	12	26	17	14	36	245
Depreciation and amortization	125	24	28	6	59	13	1	13	269
Taxes, other than income taxes	6	2	1	-	4	2	-	1	16
Operating income (loss)	41	(28)	59	30	38	30	28	(50)	148
Finance lease income	-	-	7	26	-	-	-	-	33
Net interest expense									(126)
Foreign exchange loss									(6)
Earnings before income taxes									49
6 months ended June 30, 2015 (Restated - See Note 2)	Canadian Coal	U.S. Coal	Canadian Gas	Australian Gas	Wind	Hydro	Energy Marketing	Corporate	Total
Revenues	451	74	251	56	122	63	14	-	1,031
Fuel and purchased power	212	91	114	10	6	4	-	-	437
Gross margin	239	(17)	137	46	116	59	14	-	594
Operations, maintenance, and administration	97	22	35	12	24	20	9	34	253
Depreciation and amortization	116	32	44	9	44	12	-	13	270
Asset impairment reversal	-	(1)	-	-	-	-	-	-	(1)
Restructuring provision	7	-	-	-	-	-	-	-	7
Taxes, other than income taxes	6	2	2	-	4	1	-	-	15
Operating income (loss)	13	(72)	56	25	44	26	5	(47)	50
Finance lease income	-	-	3	23	-	-	-	-	26
Net interest expense									(119)
Foreign exchange loss									(1)
Loss before income taxes									(44)

F24 transalta corporation/Q2 2016

During the three and six months ended June 30, 2016, the Corporation recorded a $2 million reversal (2015 - $8 million reversal) and $4 million writedown (2015 - $2 million writedown), respectively, of coal inventory to its net realizable value. The writedown and reversal are included in fuel and purchased power of the U.S. Coal Segment.

Included in revenues of the Wind and Solar Segment for the three months and six months ended June 30, 2016 are $4 million
(2015 - $4 million) and $11 million (2015 - $10 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind projects.

B. Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Condensed Consolidated Statements of Earnings (Loss) and the Condensed Consolidated Statements of Cash Flows is presented below:

	3 months ended June 30		6 months ended June 30
	2016	2015	2016	2015
Depreciation and amortization expense on the Condensed Consolidated Statement of Earnings (Loss)	147	137	269	270
Depreciation included in fuel and purchased power	14	15	28	29
Depreciation and amortization expense on the Condensed Consolidated Statements of Cash Flows	161	152	297	299

15. Subsequent Events

Credit Facility Renewal

In August, the Corporation received commitments from its lenders to extend its syndicated credit facility and three bilateral credit facilities by one year to 2020 and 2018 respectively. All commitments are subject to finalizing loan documentation with key terms and covenants remaining unchanged.

transalta corporation/Q2 2016 F25